Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of September 14, 2005 by and between Digirad Corporation, a Delaware Corporation (the “Company”) and Mark Casner (“EXECUTIVE”).  The Company and EXECUTIVE are hereinafter collectively referred to as the “Parties,” and individually referred to each or any as a “Party.”

RECITALS

A.           WHEREAS, the Company wishes to employ EXECUTIVE on the terms and conditions set forth in this Agreement; and

B.             WHEREAS, EXECUTIVE desires to become an employee of the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                       Employment.

1.1         Title/Responsibilities.  EXECUTIVE shall serve as President of the Company’s wholly-owned subsidiary, Digirad Imaging Solutions, Inc. (“DIS”), and shall have the normal duties, responsibilities and authority of such office, unless otherwise determined from time to time by the Company’s Chief Executive Officer or its Board of Directors.  EXECUTIVE shall do and perform all services, acts, or responsibilities necessary or advisable to carry out the job duties of President of DIS as assigned by the Company’s Chief Executive Officer, provided, however, that at all times during his employment EXECUTIVE shall be subject to the direction and policies from time to time established by the Board of Directors of the Company.

1.2         Full Time Attention.  EXECUTIVE shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Company’s Board of Directors may reasonably request.

1.3         Other Activities.  Except upon the prior written consent of the Board of Directors, EXECUTIVE shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that EXECUTIVE may own less than two percent of the outstanding securities of any such publicly traded competing corporation.  EXECUTIVE shall also disclose to and obtain the prior consent of the Board of Directors for any other, non-competitive business activities in which he may wish to engage, such as joining the board of directors of another entity.

1.4         No Other Promises. The position of President of DIS is regarded as providing a potential succession planning candidate for the role of Chief Executive Officer of the Company.  However, the parties agree and acknowledge that, when and if a successor to the Chief Executive Officer may be needed, the selection of such a successor is in the sole and absolute discretion of the Company’s Board of Directors.

2.                                       Term of Employment.

2.1         Employment At Will.  EXECUTIVE’s employment is at will, and not for any specific term.  EXECUTIVE’S employment may be terminated by EXECUTIVE or by the Company at any time for any reason, with or without cause or notice, and without liability of any kind other than as specifically set forth below.

3.                                       Compensation.

3.1         Base Salary.  Beginning on the date EXECUTIVE commences his duties as President of DIS, anticipated to occur no later than October 3, 2005 (the “Start Date”), Company shall pay EXECUTIVE a salary (the “Base Salary”) of two hundred fifty thousand Dollars ($250,000.00) per year, payable every two weeks in accordance with the Company’s normal payroll practices for Executives. The Company’s Board of Directors shall provide EXECUTIVE with annual performance reviews, and, thereafter, EXECUTIVE shall be entitled to such Base Salary as the Board of Directors may from time to time establish in its sole discretion.

3.2         Stock Options.  Contingent upon EXECUTIVE commencing employment on the Start Date, EXECUTIVE shall also receive from the Company stock options granting EXECUTIVE the right to purchase two hundred thousand (200,000) shares of the Company’s common stock at the price in effect at the close of business on the Start Date.  One fourth (¼th) of the shares subject to the option shall vest and become exercisable one year after the Start Date, and an additional one forty-eighth (1/48th) of the shares subject to the option shall vest and become exercisable on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested and exercisable, subject to EXECUTIVE continuing to be an employee on each such date.

3.3         The terms and conditions of this stock option grant shall be governed by the Company’s 2005 Inducement Stock Incentive Plan and shall be set forth in a separate stock option agreement.

3.4         Other Compensation. In addition to the Base Salary payable to EXECUTIVE hereunder, EXECUTIVE shall be entitled to the following benefits:

3.4.1                      Performance Bonus.  Beginning in 2006, EXECUTIVE shall receive an annual performance bonus of up to fifty (50) percent of Base Salary conditioned upon achievement of certain corporate performance milestones as well as performance milestones personal to EXECUTIVE, all to be established and determined by the Company’s Board of Directors.  The Board of Directors or Compensation Committee, as applicable, shall, in their respective sole discretion, determine whether such performance milestones have been attained.

3.4.2                      Signing Bonus.  EXECUTIVE shall receive a signing bonus of twenty five thousand Dollars ($25,000), less applicable tax and other withholdings, on the Company’s first regular payday after the Start Date.  Should EXECUTIVE voluntarily resign prior to completing one (1) year of service, one hundred (100) percent of the after-tax amount of the signing bonus would be repayable to the Company at the time of resignation; should EXECUTIVE voluntarily resign prior to completing two (2) years of service, fifty (50) percent of the after-tax amount of the signing bonus would be repayable to the Company at the time of resignation.  The signing bonus would not be repayable to the Company in the event of a termination without cause by the Company.

3.4.3                      Moving Expenses.  Company will furnish reimbursement to EXECUTIVE for expenses associated with his relocation to San Diego, California.  Specifically, Company will reimburse EXECUTIVE for (a) standard realtor’s fees incurred in selling his home in Minnesota; (b) the reasonable costs of moving EXECUTIVE’s household goods from Minnesota to San Diego, California, as pre-approved by the Company; and (c) reasonable California housing costs for three (3) months commencing on the Start Date, and, should EXECUTIVE be unable to sell his home in Minnesota during that time, for up to an additional three (3) months or until EXECUTIVE has sold his Minnesota home, whichever occurs first; all as pre-approved by the Company.  Reimbursement of covered expenses will be made within twenty (20) business days of submission, by EXECUTIVE to Company, of receipts or other proofs of the expense item.  Any relocation expense reimbursement payments under this subparagraph that are taxable to EXECUTIVE will be “grossed up” to avoid tax expenses to EXECUTIVE.  Should EXECUTIVE voluntarily resign prior to completing one (1) year of service, one hundred (100) percent of the aggregate after-tax relocation reimbursement amount would be repayable to the Company at the time of resignation; should EXECUTIVE voluntarily resign prior to completing two (2) years of service, fifty (50) percent of the aggregate after-tax relocation reimbursement amount would be repayable to the Company at the time of resignation.  Relocation expense reimbursement payments would not be repayable to the Company in the event of a termination without cause by the Company.

3.4.4                      Benefits.  Benefits to which other executive officers of the Company are entitled as determined by the Company’s Board of Directors, on terms comparable thereto, including but not limited to, participation in any and all pension and profit sharing plans, bonus and incentive payment programs, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company, in the sole discretion of the Company’s Board of Directors, for the benefit of its executive officers.  The currently effective waiting period for all health-related insurance benefits (the first of the month following 30 days of employment) is applicable.

3.4.5                      Paid Time Off.  EXECUTIVE shall be entitled to ten (10) days of paid holidays and sixteen (16) days of paid time off per year, accruing annually beginning on the Start Date.

3.4.6                      Expense Reimbursement.  The Company shall reimburse EXECUTIVE for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, which conform to the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses pursuant to Company policy.

3.5                                 Withholdings.  Except as expressly stated herein, all of EXECUTIVE’s compensation shall be subject to customary federal, state, local and other withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4.                                       Termination.

4.1         Termination for Cause.  The Company shall terminate this Agreement for Cause (as defined herein) by delivery of written notice to EXECUTIVE specifying the cause or causes relied upon for such termination.  If EXECUTIVE’s employment under this Agreement is terminated by the Company for Cause before the last day of any calendar month, EXECUTIVE shall be entitled to receive as compensation for such calendar month, only the Base Salary set forth in Section 4.1 prorated to the date of termination on the basis of a 30-day calendar month, and will forfeit any claims to a bonus or other compensation or benefits.  Vesting of EXECUTIVE’s stock options in the event of termination for Cause shall be governed by the provisions of the Company’s 2005 Inducement Stock Incentive Plan.  Grounds for the Company to terminate this Agreement for “Cause” shall include only the occurrence of any of the following events:

4.1.1                      EXECUTIVE’s willful misconduct or gross negligence in the performance of his duties hereunder;

4.1.2                      EXECUTIVE’s willful failure or refusal to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the Chief Executive Officer of the Company, if such failure or refusal has not been substantially cured to the satisfaction of the Company’s Chief Executive Officer within thirty (30) days after written notice of such failure or refusal has been given by the Company to EXECUTIVE;

4.1.3                      EXECUTIVE’s performance of any material action when specifically and reasonably instructed not to do so by the Chief Executive Officer;

4.1.4                      EXECUTIVE engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company;

4.1.5                      EXECUTIVE’s commission of any fraud, or use or appropriation for his personal use or benefit of any funds, properties or opportunities of the Company not authorized by the Chief Executive Officer to be so used or appropriated; or

4.1.6                      EXECUTIVE’s conviction of any crime involving moral turpitude; or

4.1.7                      EXECUTIVE’s willful or grossly negligent violation of the Company’s Code of Ethics.

For this purpose of this definition, no act or failure to act by the EXECUTIVE shall be considered “willful” or “grossly negligent” if the EXECUTIVE acted (or failed to act) in good faith with the reasonable belief that his actions or omissions were in the Company’s best interest.

Any notice of termination given pursuant to Section 5.1 shall effect termination as of the date specified in such notice, or in the event no such date is specified, on the last day of the month in which such notice is delivered.

4.2         Termination Without Cause.  The Company may voluntarily terminate this Agreement, and EXECUTIVE’s employment, without Cause by giving not less than thirty (30) days written notice to EXECUTIVE.  Any such notice shall specify the exact date of termination (the “Termination Date”).  If EXECUTIVE’s employment under this Agreement is terminated by the Company without Cause (as defined herein), EXECUTIVE shall be entitled to receive (a) his Base Salary at a rate existing at the date of termination for an additional nine (9) months after the Termination Date (all Base Salary payments shall be paid over time in accordance with the Company’s general payroll practices, as and when such Base Salary would have been paid had EXECUTIVE’s employment not terminated); and (b) any business expenses which are properly owing to EXECUTIVE through the date of termination.  Notwithstanding the foregoing, EXECUTIVE shall not be entitled to any options granted to EXECUTIVE to purchase shares of the Company’s stock that are unvested on the date of such termination without Cause. The payments provided for in this paragraph shall be in lieu of, and not in addition to, severance, if any, payable under any other plan or policy now in effect or adopted or modified from time to time by the Company.  Notwithstanding anything in this agreement to the contrary, EXECUTIVE’s right to receive this severance pay is conditioned upon EXECUTIVE’s execution and delivery of a General Release, releasing all claims EXECUTIVE may have or claim to have against the Company and its respective agents and representatives, in a form acceptable to Company, in its sole discretion.  EXECUTIVE shall not be under any obligation to mitigate the Company’s obligation by securing other employment or otherwise.  During the period when such severance compensation is being paid to EXECUTIVE, he shall not (i) engage, directly or indirectly, in any other business activity that is competitive with, or that places him in a competing position to that of the Company or any Affiliated Company (provided that EXECUTIVE may own less than two percent (2%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to hire on behalf of himself or any other party any employee or exclusive consultant of the Company.

4.2.1                      EXECUTIVE may voluntarily terminate this Agreement upon no less than thirty (30) days written notice of such termination submitted to the Board of Directors, and in such event EXECUTIVE shall be entitled to receive all amounts due to him through the date of termination, but not to any severance payments.

5.                                       Death or Disability During Employment.

5.1         This Agreement shall terminate without notice upon the date of EXECUTIVE’s death or the date when EXECUTIVE becomes “completely disabled” as that term is defined in Section 6.4.

5.2         In the event of EXECUTIVE’s death, all rights of EXECUTIVE to compensation hereunder shall automatically terminate immediately upon his death, except that EXECUTIVE’s heirs, personal representatives or estate shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the date of his death.

5.3         In the event EXECUTIVE is disabled, EXECUTIVE shall be entitled to receive such disability benefits as would apply to other senior Executives in the Company, subject to the terms and conditions of any such Company disability program.

5.4         The term “completely disabled” as used in this Agreement shall mean the inability of EXECUTIVE to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy and disability income insurance covering Executives of the Company then in force.  In the event the Company has no policy of disability income insurance covering Executives of the Company in force when EXECUTIVE becomes disabled, the term “completely disabled” shall mean the inability of EXECUTIVE to perform his normal and customary duties under this Agreement for a total of four (4) consecutive months by reason of any incapacity, physical or mental, based upon medical advice or an opinion provided by a licensed physician, acceptable to the Company in its sole discretion, determines to have incapacitated EXECUTIVE from satisfactorily performing all of his usual services for the Company during the foreseeable future.  The action of the Company shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement, and upon such date this Agreement shall become null and void and of no further force and effect.

6.                                       Proprietary and Confidential Information.

6.1         Proprietary Information and Inventions Assignment Agreement.  EXECUTIVE represents and warrants that he has executed and delivered to the Company the Company’s Employee Proprietary Information and Inventions Assignment Agreement, attached hereto and incorporated herein by reference.  EXECUTIVE will not disclose, nor use in the performance of his responsibilities at Digirad, any trade secret or other confidential information of any former employer, unless he first obtains written authorization for its disclosure and use.

6.2         Preservation and Return of Property.  EXECUTIVE will exercise reasonable care, consistent with good business judgment to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in his custody for the purpose of conducting the business of the Company.  Upon request, EXECUTIVE will promptly surrender the same to the Company at the conclusion of his employment, or if not surrendered, EXECUTIVE will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location.  At the conclusion of EXECUTIVE’s employment with the Company, he agrees to return such instruments or accessories to the Company or to account for same to the Company’s reasonable satisfaction.

6.3         No Inconsistent Agreements.  EXECUTIVE affirms that he has no agreement with any other party that would preclude his compliance with any obligations under this Agreement.

7.                                       Assignment and Binding Effect.

7.1         This Agreement shall be binding upon and inure to the benefit of EXECUTIVE and EXECUTIVE’s heirs, executors, administrators, estate, beneficiaries, and legal representatives.  Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8.                                       Notices.

8.1         All notices or demands of any kind required or permitted to be given by the Company or EXECUTIVE under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or sent by facsimile (with confirmation of receipt), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Chief Executive Officer

Digirad Corporation

13950 Stowe Drive

Poway, California

Telephone:  (858)726-1600

Facsimile:  (858) 726-1700

If to EXECUTIVE:

Mark Casner

c/o Digirad Corporation

13950 Stowe Drive

Poway, California

Telephone:  (858) 726-1600

Facsimile:  (858) 726-1700

Any such written notice shall be deemed received when personally delivered or upon receipt in the event of facsimile or overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9.                                       Choice of Law.

9.1         This Agreement is made in Poway, California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.  Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the State of California for any and all actions between the parties.  Any controversy or claim arising out of or relating to this Agreement or breach thereof, whether involving remedies at law or in equity, shall be adjudicated in San Diego County, California.

10.                                 Integration.

10.1                                  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.  This Agreement cannot be amended or modified except by a written agreement signed by EXECUTIVE and the Company.

11.                                 Waiver.

11.1                                  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

12.                                 Severability.

12.1                                  The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

13.                                 Interpretation; Construction.

13.1                                  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.                                 Attorneys’ Fees.

14.1                                  In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action.

15.                                 Counterparts.

15.1                                  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original thereof.

16.                                 Representations and Warranties.

16.1                                  EXECUTIVE represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between EXECUTIVE and any other person or entity.

17.                                 Arbitration.  Any controversy or claim arising out or relating to this Agreement, or the breach hereof, or arising out of or relating to the rights, duties or obligations of the Company or of EXECUTIVE shall be settled by binding arbitration conducted in San Diego County, California in accordance with, and by an arbitrator appointed pursuant to the rules of the American Arbitration Association in effect at the time, and the judgment upon the award rendered pursuant thereto shall be in writing and may be entered in any court having jurisdiction, and all rights or remedies of the Company and of the Executive to the contrary are hereby expressly waived.  The Company shall pay the arbitration fees and costs for such arbitrator.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:			EXECUTIVE:
DIGIRAD CORPORATION			MARK CASNER
a Delaware Corporation
By:	/s/ Gerhard Burbach	,
Gerhard Burbach
Chief Executive Officer			/s/ Mark Casner
Name of Executive